Exhibit 5.1

90 Park Avenue

New York, NY 10016

212-210-9400

Fax: 212-922-3995

www.alston.com

Matthew W. Mamak	Direct Dial: 212-210-1256	Email: matthew.mamak@alston.com

February 4, 2022

Nuvectis Pharma, Inc.

1 Bridge Plaza, Suite 275

Fort Lee, NJ 07042

Ladies and Gentlemen:

We have acted as counsel to Nuvectis Pharma, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1, as amended (the “Registration Statement”) filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”), relating to the public offering of up to $1,629,176 of common stock of the Company, $0.00001 par value per share (the “Shares”) and up to $81,461 of warrants to be issued to the underwriters (the “Underwriter Warrants”), which amount is equal to 4.0% of the aggregate value of the additional Shares to be registered pursuant to the Registration Statement, including the additional shares that the underwriters have the option to purchase at an exercise price of 125% of the public offering price per share. The Company is selling the Shares and issuing the Warrants pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by the Company. The Registration Statement incorporates by reference the contents of the Company’s registration statement on Form S-1 (File No. 333-260099), which was declared effective on February 4, 2022. This opinion is furnished to you at your request in accordance with the requirements of Item 16(a) of the Commission’s Form S-1 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or other comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that (i) the Shares, when issued and sold as contemplated in the Registration Statement and the related prospectus, and upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable, (ii) the Underwriter Warrants have been duly and validly authorized and when issued and sold in accordance with the terms and conditions of the Underwriting Agreement, will be valid and binding obligations of the Company and (iii) the shares of common stock of the Company issuable upon exercise of the Underwriter Warrants, when issued, sold and paid for in accordance with the terms of the Underwriter Warrants, will be validly issued, fully paid and non-assessable.

Alston & Bird LLP	www.alston.com

Atlanta | Beijing | Brussels | Charlotte | Dallas | Fort Worth | London | Los Angeles | New York | Raleigh | San Francisco | Silicon Valley | Washington, D.C.

Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware, the laws of the State of New York, and the federal law of the United States, and we do not express any opinion herein concerning any other laws.

The only opinion rendered by us consists of that set forth in the fourth paragraph of this letter, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement and the use of our name therein and in the related Prospectus under the heading “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

ALSTON & BIRD LLP

By:	/s/ Matthew W. Mamak, Esq.
Matthew W. Mamak, Esq.